                              CONSULTING AGREEMENT


         This CONSULTING AGREEMENT, dated as of March 17, 2000 (the "Agreement"), by and among Complete Business Solutions, Inc., a Michigan corporation (the "Company"), and Clayton, Dubilier & Rice, Inc., a Delaware corporation ("CD&R").

                              W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into (i) a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), by and among the Company and CDR-COOKIE Acquisition, L.L.C., a Delaware limited liability company ("CDR-Cookie VI"), CDR-COOKIE Acquisition VI-A, L.L.C., a Delaware limited liability company ("CDR-Cookie VI-A" and together with CDR-COOKIE VI, the "Purchasers"), pursuant to which each of the Purchasers shall subscribe for and purchase shares of preferred stock, without par value, of the Company and a warrant to purchase shares of common stock, without par value, of the Company, and (ii) an Indemnification Agreement, dated as of the date hereof (the "Indemnification Agreement"), by and among the Company, CD&R and Clayton Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership (the "CD&R Fund") (capitalized terms used herein without definition having the meanings ascribed in the Indemnification Agreement); and

         WHEREAS, the Company desires to receive financial and managerial advisory services from CD&R, and CD&R desires to provide such services to the Company;

         NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

         1. Engagement. The Company hereby engages CD&R as a consultant, and CD&R hereby agrees to provide financial and managerial advisory services to the Company, all on the terms and subject to the conditions set forth below.

         2. Services, etc. (a) CD&R hereby agrees, during the term of this Agreement, to assist, advise and consult with the respective Boards of Directors and management of the Company and its Subsidiaries in such manner and on such business, management and financial matters, and provide such other financial and managerial advisory services (collectively, the "Services"), as may be reasonably requested from time to time by the Board of Directors of the Company, including but not limited to assistance in:

                  (i) developing and implementing corporate and business strategy and planning for the Company and its Subsidiaries, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, acquisition and divestiture



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                  strategies, reorganizational programs, customer segmentation and strategic plans for the Indian operations of the Company;

                  (ii) assisting in the recruitment of key management employees;

                  (iii) following the consummation of the Initial Closing, assisting in arranging future debt and equity financings and refinancings for corporate purposes; and

                  (iv)following the consummation of the Initial Closing, providing professional employees to serve as directors or officers of the Company and its Subsidiaries.

         (b) CD&R will assign a team of professional employees of CD&R to provide the Services to be rendered by CD&R pursuant to Section 2(a). Mr. Ned Lautenbach, or a replacement professional employee of CD&R (who shall be selected by CD&R and shall be reasonably satisfactory to the Company), will be the senior operating leader of such team of professional employees.

         (c) The Company will use its reasonable efforts to furnish CD&R with such information as CD&R believes appropriate to its engagement hereunder (all such information so furnished being referred to herein as the "Information"). The Company recognizes and confirms that (i) CD&R will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services, and (ii) CD&R does not assume responsibility for the accuracy or completeness of the Information and such other information. The parties agree that (x) the Information furnished hereunder will constitute part of the Confidential Information (as defined under the confidentiality agreement, dated February 1, 2000 (the "Confidentiality Agreement"), by and between CD&R and the Company) to the extent such Information meets the definition of Confidential Information under the Confidentiality Agreement, and that the Confidentiality Agreement shall govern the disclosure and use by CD&R of such Information until the later of (A) February 1, 2002 and (B) two years following the termination of this Agreement and (y) the provisions of the Confidentiality Agreement are hereby amended to the extent necessary to (A) permit CD&R to disclose or reveal the Information to the members of the team of professional employees of CD&R assigned pursuant to Section 2(b), and (B) permit CD&R to use the Information to render the Services pursuant to Section 2(a).

         3. Compensation; Payment of Expenses. (a) The Company agrees to pay to CD&R, immediately upon the consummation of the Initial Closing, pursuant to the Stock Purchase Agreement, a fee of $6 million plus reasonable fees and expenses.

         (b) The Company agrees to pay to CD&R, as compensation for the Services to be rendered by CD&R hereunder, a fee of $500,000 per year (the "Services Fee"), payable on the first day of the month in monthly installments of $83,333.33 in arrears commencing on April 1, 2000. The Services Fee may, in the sole discretion of a majority of the members of the Company's Board of Directors who are not Affiliates of CD&R, be



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

increased but may not be decreased without the prior written consent of CD&R. The Company shall pay to CD&R all fees, perquisites and grants of stock options to which each employee of CD&R elected to serve on the Board of Directors of the Company (a "Designated Director") would be entitled as an outside director under the compensation policies of the Board as in effect from time to time; provided, that CD&R shall cause such Designated Director to waive any and all consulting fees to which such Designated Director would otherwise be entitled for any period for which the Services Fee or any installment thereof is paid and for which such Designated Director continues to be employed by CD&R.

         (c) The Company agrees to reimburse CD&R for such reasonable travel and other out-of-pocket expenses ("Expenses") as may be incurred by CD&R and its employees, agents and advisors in the course or on account of rendering of the Services, including but not limited to any reasonable fees and expenses of any legal, accounting or other professional advisors to CD&R engaged in connection with the Services and any reasonable expenses incurred by any Designated Director in connection with the performance of his duties. CD&R may submit monthly expense statements, which shall be payable within thirty days.

         4. Term, etc. (a) This Agreement shall be in effect until terminated in accordance herewith. CD&R may terminate this Agreement upon written notice to the Company in the event of (i) the acquisition by any person other than the Purchasers or any Affiliate thereof of a controlling equity interest in the Company, (ii) the fifth anniversary of the Initial Closing under the Stock Purchase Agreement, (iii) the Director Termination Date under the Stock Purchase Agreement, (iv) a termination of the Stock Purchase Agreement pursuant to the terms thereof prior to the consummation of the Subsequent Closing thereunder, and (v) August 30, 2000, if the transactions to be consummated in the Subsequent Closing shall not as of such date have been approved as required under the applicable rules and regulations of the NASD by the requisite vote of the Company's shareholders. This Agreement may be earlier terminated by either party hereto upon 180 days' prior written notice to the other party hereto. The provisions of this Agreement shall survive any termination of this Agreement, except for the provisions of Section 1, Section 2(a), Section 2(b), the first sentence of Section 2(c) and (solely as to any portion of the Services Fee or any Expense not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c) hereof) Section 3 hereof.

         (b) Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, the Company under this Agreement with the same effect as if such successor corporation had been a party thereto. Subject to Section 4(a), no such consolidation, merger or conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of terminating this Agreement or of releasing the Company or any such successor corporation from its obligations hereunder.



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

         (c) Upon any termination of this Agreement, the Company shall immediately pay or reimburse, as the case may be, (i) any accrued and unpaid installment of the Services Fee or portion thereof (pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and (ii) any unpaid and unreimbursed Expenses that have been incurred prior to such termination (whether or not such Expenses shall then have become payable). In the event of the liquidation of the Company, all amounts due CD&R hereunder shall be paid to CD&R before any liquidating distributions or similar payments are made to stockholders of the Company.

         5. Indemnification. (a) The Company confirms and reaffirms its obligations pursuant to the Indemnification Agreement. Without limiting the generality of the foregoing, the Company confirms and agrees that (x) it shall indemnify, defend and hold harmless CD&R, the CD&R Fund, CD&R Associates and Associates Inc., their respective successors and assigns, each of the respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons (within the meaning of the Securities Act of 1933, as amended), each person controlled (within the meaning of the Securities Act of 1933, as amended) by any of the foregoing, and each other person who becomes a director or officer of the Company or any Subsidiary following the Initial Closing and who is an Affiliate of CD&R, and their respective successors and assigns (collectively, "Indemnitees") from and against any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) (collectively, "Obligations"), whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to, the performance of the Services, except to the extent that any such Obligation is found in a final judgment by a court having jurisdiction to have resulted from the gross negligence or intentional misconduct of an Indemnitee, (y) no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or their respective security holders or creditors with respect to any Obligation in any way resulting from, arising out of or in connection with, based upon or relating to, the performance of the Services, except to the extent that any such Obligation is found in a final judgment by a court having jurisdiction to have resulted from the gross negligence or intentional misconduct of an Indemnitee, and (z) the rights of each Indemnitee to be indemnified under any agreement, document, certificate or instrument or applicable law are independent of and in addition to any rights of such Indemnitee under any other agreement, document, certificate or instrument or applicable law.

         (b) The Company hereby agrees to advance reasonable costs and expenses, including reasonable attorneys' fees, incurred by CD&R (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in defending any claim relating to any Obligation in advance of the final disposition of such claim within 30 days of receipt from CD&R of (i) a notice setting forth the amount of such costs and expenses (a "Payment Notice") and (ii) an undertaking by or on behalf of CD&R or such Indemnitee to repay amounts so advanced if it shall



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

ultimately be determined that CD&R or such Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement. CD&R may submit Payment Notices to the Company monthly.

         6. Independent Contractor Status. The parties agree that CD&R shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. The parties further agree that, subject to the second sentence of Section 2(b), (i) CD&R may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of CD&R which will be providing the Services pursuant to Section 2(b) from time to time on the basis of necessity, desirability or otherwise, and (ii) any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay the Services Fee. Neither CD&R nor any of its employees or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except (a) to the extent that any professional employee of CD&R may be serving as a director or an officer of the Company pursuant to
Section 2(a)(iv) hereof or (b) as expressly agreed to in writing by the Company. Any duties of CD&R arising out of its engagement to perform services hereunder shall be owed solely to the Company.

         7. Notices. Any notice or other communication required or permitted to be given or made under this Agreement by one party to the other parties shall be in writing and shall be deemed to have been duly given and effective (i) on the date of delivery if delivered personally or (ii) when sent if sent by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, or facsimile transmission as follows (or to such other address as shall be given in writing by one party to the other parties in accordance herewith):

                  If to the Company to:


                           Facsimile:
                           Telephone:
                           Attention:

                  If to CD&R, to:

                           Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue
                           18th Floor
                           New York, New York 10152
                           Telephone:  (212) 407-5200
                           Telecopy:   (212) 407-5252

                           Attention: Kevin J. Conway

                  with a copy to:



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                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York 10022
                           Telephone:  (212) 909-6000
                           Telecopy:   (212) 909-6836

                           Attention:  Franci J. Blassberg, Esq.

         8. Entire Agreement. This Agreement, together with the Indemnification Agreement and the Confidentiality Agreement, (a) contains the complete and entire understanding and agreement of CD&R and the Company with respect to the subject matter hereof and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, in respect of the subject matter hereof, including but not limited to in respect of the engagement of CD&R in connection with the subject matter hereof. There are no representations or warranties of CD&R in connection with this Agreement or the Services to be provided hereunder, except as expressly made and contained in this Agreement.

         9. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns and to each Indemnitee, provided that neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto. This Agreement is not intended to confer any right or remedy hereunder upon any person other than the parties to this Agreement and their respective successors and permitted assigns and each Indemnitee.

         12. Governing Law. This Agreement shall be governed in all respects including as to validity, interpretations and effects by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and CD&R hereby irrevocably submit to the jurisdiction of the courts of the Federal courts of the United States of America, in each case located in the State, City and County of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding



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shall be heard and determined in such a Federal court. The Company and CD&R hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         13. Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 13.

         14. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or remedy hereunder upon any person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party or Indemnitee against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought (and in the case of the Company, approved by resolution of a majority of the members of the Board of Directors of the Company who are not Affiliates of CD&R). Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnitee granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto or any Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto or any Indemnitee on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or Indemnitee may otherwise have at law or in equity or otherwise.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        CLAYTON, DUBILIER & RICE, INC.


                                        By: /s/ Kevin J. Conway
                                            ------------------------------------
                                             Name:
                                             Title:



                                        COMPLETE BUSINESS SOLUTIONS, INC.


                                        By: /s/ Timothy S. Manney
                                            ------------------------------------
                                             Name: Timothy S. Manney
                                             Title: Executive Vice President






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